UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 14, 2011

2-TRACK GLOBAL, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-89208	41-2036671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

716 Newman Springs Road, Suite 307 Lincroft, New Jersey	07738
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 450-6260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Reverse Split of Registrant’s Outstanding Stock

On October 14, 2011 the Company’s outstanding common stock was consolidated pursuant to a 1-for-70 reverse stock split. As a result of the reverse stock split the Company’s outstanding common shares changed from 61,177,850 to approximately 873,970. The number of authorized shares of common stock remained the same at 75 million shares. Any fractional shares resulting from the reverse stock split are to be rounded-up to the next whole share. The new CUSIP number for the post-split shares is 90212C 207.

Stockholders are not required to exchange their existing stock certificates for new post-split stock certificates but may do so by submitting their stock certificate(s) to Signature Stock Transfer, Inc. (the Company’s stock transfer agent).  Stockholders not wishing to have new stock certificates issued, may retain their existing share certificates. At such time as the share certificate(s) is submitted for transfer upon sale, a new post-split share certificate will be issued to the buyer.

Item 5.03	Amendment to Articles of Incorporation

1. On October 13, 2011 the Company filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State which, in addition to consolidating past amendments, included:

a)	Authorization of 5,000,000 shares of Preferred Stock (to be issued in one or more series with the rights, preferences and privileges of each series to be determined by the Board);
b)	Provided for a variable Board of between 2 and 10 Directors (the specific number to be determined by the Board); and
c)	Authorized the Board, without further stockholder approval, to amend the Articles to change the name of the Company.

2.  The Company filed a Certificate of Change with the Nevada Secretary of State reflecting the 1-for-70 reverse stock split which became effective on October 14, 2011. The Certificate of Change also reflects the number of authorized shares of common stock remaining at 75,000,000.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

3.1.1	Amended and Restated Articles of Incorporation effective October 13, 2011.
3.4	Certificate of Change to the Articles of Incorporation effective October 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2011	2-TRACK GLOBAL, INC.

	By:	/s/ Woosun Jung
Woosun Jung, Chief Executive Officer